Exhibit 23.3

CONSENT OF BARBARA CARROLL

The undersigned hereby consents to all references to the undersigned’s name included in or incorporated by reference in this registration statement on Form S-8 of Austin Gold Corp. in connection with certain technical and scientific information described therein.

/s/Barbara Carroll
Barbara Carroll

Date: June 30, 2023